PRESS RELEASE
                          -------------

PATAPSCO BANCORP, INC.
For further information contact Joseph J. Bouffard, President
410-285-9327


                 PATAPSCO BANCORP, INC. ANNOUNCES
                 --------------------------------
                ANNUAL EARNINGS & STOCK REPURCHASE
                ----------------------------------
                             PROGRAM
                             -------


     Baltimore, Md. July 21, 1999 - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank, announces its unaudited earnings of $658,000 or $1.89 diluted earnings per share for its fiscal year ending June 30, 1999 as compared to adjusted net income of $678,000 or $1.95 diluted earnings per share for the prior year.

     For the quarter ended June 30, 1999 the Company earned
$103,000 or $.30 diluted earnings per share as compared to $180,000 or $.55 diluted earnings per share for the prior year comparable period.

     Earnings for the quarter and the year were adversely affected by expenses associated with the previously announced termination of the merger conversion agreement with Belmar Federal Savings and Loan Association. Had it not been for these expenses the Company would have earned $705,000 for the year, an increase of 4% over the previous year, and $159,000 for the quarter, a 12% decrease from the same quarter last year.

     The Company also announced today that it is commencing a stock repurchase program to acquire up to 17,000 shares of the Company s common stock, which represents approximately 5% of the outstanding common stock. The program is dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Company. Joseph J. Bouffard, President of the Company, stated that the Board of Directors has authorized the repurchase program, which is expected to be completed within 12 months. Mr. Bouffard explained that the Board of Directors considers the Company s common stock to be an attractive investment. It is expected that a reduction in the amount of the Company's outstanding stock will have the effect of increasing the Company's per share earnings and return on equity. According to Mr. Bouffard, the repurchases generally will be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases.

     As of June 30, 1999, Patapsco Bancorp, Inc. reported assets of $95.1 million and total stockholders equity of $9.2 million. Its subsidiary, The Patapsco Bank, serves Baltimore County and surrounding communities from its office located in Dundalk, Maryland.